EXHIBIT 5 and 23.1

July 10, 2012

Legg Mason, Inc.
100 International Drive
Baltimore, MD 21202

Ladies and Gentlemen:
I am Vice President, Secretary and General Counsel-Corporate for Legg Mason, Inc., a Maryland corporation (the “Company”), and as such, I have acted on behalf of the Company in connection with the preparation and filing by the Company of a registration statement on Form S‑8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to up to 1,000,000 shares of common stock, par value $0.10, of the Company (“Common Stock”) that may be delivered from time to time pursuant to The Legg Mason Profit Sharing and 401(k) Plan and Trust (the “Legg Plan”) and to up to 1,000,000 shares of Common Stock that may be delivered from time to time pursuant to The Western Asset Management 401(k) Plan and Trust (the “WAM Plan”).
In connection with the foregoing, I have reviewed originals or copies identified to my satisfaction of the following documents:

(a)	The Registration Statement;

(b)	The Legg Plan;

(c)	The WAM Plan;

(d)	The articles of incorporation and bylaws of the Company, in each case as amended to date; and

(e)
Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company, and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to me as originals and the conformity with originals of all documents submitted to me as copies.
The opinion expressed below is limited to the Maryland General Corporate Law, and there is no opinion expressed herein concerning any other law.
Based upon and subject to the foregoing and having regard for such legal considerations as are deemed relevant, I am of the opinion that authorized but not previously issued shares of Common Stock which may be delivered under the Legg Plan or the WAM Plan have been duly authorized by the Company and, when (a) issued and delivered by the Company in accordance with the terms of the Legg Plan or the WAM Plan (as the case may be) and (b) paid for in full in accordance with the terms of the Legg Plan or the WAM Plan (as the case may be), will be validly issued, fully paid and non‑assessable.

This opinion letter speaks only as of the date hereof. I expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein and in the Prospectus. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Thomas C. Merchant
Thomas C. Merchant
Vice President, Secretary and General Counsel-Corporate